Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
Prudential Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities To Be Carried Forward
Newly Registered Securities

Fees to be Paid	Debt	Senior Unsecured Notes	457(r)	$14,743,000	100.00%	$14,743,000	$ 153.10 per $1 million	$2,257.15

Fees to be Paid	Debt	Senior Unsecured Notes	457(r)	$11,700,000	100.00%	$11,700,000	$ 153.10 per $1 million	$1,791.27

Fees Previously Paid	---	---	---	---	---	---		---
Carry Forward Securities
Carry Forward Securities	---	---	---	---		---			---	---	---	---

	Total Offering Amounts					$26,443,000		$4,048.42

	Total Fees Previously Paid							---

	Total Fees Offsets							---

	Net Fee Due							$4,048.42
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum amount of that offering is $26,443,000.